As filed with the Securities and Exchange Commission on November 20, 2023

Registration No. 333- 261342

                333- 264378

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-261342

FORM S-3

REGISTRATION STATEMENT NO. 333-264378

UNDER

THE SECURITIES ACT OF 1933

Acer Therapeutics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	32-0426967
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Gateway Center, Suite 356

300 Washington Street

Newton, MA 02458

(844) 902-6100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

R. LaDuane Clifton, MBA, CPA

Chief Financial Officer, Secretary and Treasurer

c/o Zevra Therapeutics, Inc.

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

(321) 939-3416

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Stephanie M. Hosler, Esq.

Robert J. Endicott, Esq.

Bryan Cave Leighton Paisner LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

(314) 259-2000

Approximate date of commencement of proposed sale to the public: N/A. Removal from registration of securities that were not sold pursuant to these registration statements.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Acer Therapeutics Inc. (the “Registrant”) to deregister all securities remaining unsold under the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

(1)

Registration Statement on Form S-3 (No. 333-261342), filed with the SEC on April 19, 2022, as amended by Amendment No. 1 filed with the SEC on April 28, 2022, registering 2,478,000 shares of common stock; and

(2)

Registration Statement on Form S-3 (No. 333-264378), filed with the SEC on November 24, 2021, as amended by Amendment No. 1 filed with the SEC on December 3, 2021, registering up to $100,000,000 of (a) an indeterminate amount of debt securities, common stock, preferred stock and depositary shares, warrants to purchase any combination of the foregoing securities, and rights and (b) indeterminate principal amount or number of shares of debt securities, preferred stock or common stock that may be issued upon conversion of, or in exchange for, debt securities or preferred stock registered under the Registration Statement or upon exercise of warrants registered under the Registration Statement, as the case may be, or (c) an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement.

On November 17, 2023, pursuant to an Agreement and Plan of Merger, dated August 30, 2023 (the “Merger Agreement”), by and among Zevra Therapeutics, Inc., a Delaware corporation (“Zevra”), Aspen Z Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Zevra (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Zevra. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Celebration, State of Florida, on November 20, 2023.

ACER THERAPEUTICS INC.

By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton
Chief Financial Officer, Secretary and Treasurer

Pursuant to Rule 478 of the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment.